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                                STEEL OF WEST VIRGINIA




                                            April 15, 1997


Dear Stockholder:

As you may be aware, your Company recently received an unsolicited proposal from CPT Holdings, Inc. to enter into discussions regarding a possible sale of Steel of West Virginia to CPT. After careful consideration, your Board of Directors concluded, based upon the recommendation of a Special Committee of outside Directors, with the advice of an investment banker and outside counsel, that pursuing CPT's proposal was not in the best interests of the Company and its shareholders. As indicated by Albert Eastburn, former President of the Steel Division of Lukens, Inc. and Chairman of the Special Committee, on behalf of the Special Committee and the Board of Directors, the CPT proposal was poorly timed and grossly inadequate in light of the Company's recent results of operations and the anticipated impact of SWVA's expansion and modernization program.

WHY DID THE BOARD CONCLUDE THAT CPT'S PROPOSAL WAS POORLY TIMED AND GROSSLY INADEQUATE? FOR THREE VERY IMPORTANT REASONS:

First, CPT's proposal was made at a time when SWVA's stock price did not reflect the fact that the Company's historically cyclical markets appear to be improving, or the fact that our order book is strengthening. Since receiving the CPT proposal, we announced our financial results for the first quarter of 1997, in which gross profit increased to $4,061,000, as compared to $3,407,000 in the first quarter of 1996. Gross profit margin also increased, to 16.6% from 12.8% over the same periods, reflecting both an increase in productivity and lower costs for maintenance spending and labor. The new production lines are working efficiently and the cost reduction programs that were previously instituted have begun to have positive effects. Net income for the most recent quarter was $1,545,000 ($.26 per share) as compared to $14,000 ($.00 per share) for the previous year. The increase in net income reflected both an increase in gross profit and the absence, in this year's results, of a loss on disposal of assets.

Second, we are currently entering a significant new market, the manufactured housing market. We believe that the manufactured housing market is over 300,000 tons per year and that it is growing. The products which SWVA will sell to this market are the 8 inch, 10 inch, and 12 inch I-Beams, which are the main support beams for the frames of manufactured houses. SWVA has shipped these beams to a number of manufactured housing builders. Based upon initial favorable reactions, as well as our facility's location, we are optimistic concerning our ability to successfully make in-roads with this new customer base. This new market, with others, offers the opportunity for significant growth at SWVA.
SWVA believes that it has positioned itself to capture substantial market share in the manufactured housing market.

Third, the Company's expansion and modernization program is scheduled to be completed by late this year. The program is expected to expand SWVA's range of products,

           Phone: (304) 696-8200   Phone (800) 624-3492  Fax (304) 529-1479
                    HUNTINGTON, WEST VIRGINIA  25726-2547


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improve product quality, reduce operating costs and increase the plant's rolling capacity approximately 60%, to over 420,000 tons per year. We are confident that the equipment upgrade will further our strategy of producing high quality products on a cost effective basis for the long term in both our current markets as well as related product lines, such as the manufactured housing market. Upon completion of the expansion and modernization program, the Board expects SWVA to be a premier, low-cost provider in both its current market and related product lines, including the manufactured housing market. If SWVA's expansion and modernization program is completed on schedule in late 1997, the Company will have the capacity to generate substantially higher net income in 1998.

We also note that as of December 31, 1996, CPT's balance sheet showed approximately $60 million of long-term debt, and a shareholder's deficit of almost $10 million. Additionally, as of December 31, 1996, J&L Structural (CPT's steel manufacturing subsidiary, with which CPT wants SWVA to merge) was not in compliance with its operating cash flow and total debt service covenants with its senior and subordinated lenders. As reported in AMERICAN METAL MARKET, one steel industry analyst said that CPT's offer may have been made in a panicky attempt to prevent SWVA from usurping its market.

In conclusion, we repeat, it is the opinion of the Board, after careful consideration, that CPT's proposal is poorly timed and grossly inadequate, and that it would deny SWVA's shareholders the benefit of the substantial value being created. We do not believe that it is in the best interests of the Company and the shareholders to pursue this proposal.

SWVA is optimistic and excited about the future. The Company is creating substantial value, which is beginning to be recognized by the marketplace. We have received strong and widespread support from our shareholders, which we appreciate. We will continue to work in your best interest.


                                       On behalf of the Board of Directors





ANY FORWARD LOOKING STATEMENTS CONTAINED HEREIN ARE SUBJECT TO THE SECTION ON FORWARD LOOKING STATEMENTS CONTAINED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, INCLUDING THE FOLLOWING RISK FACTORS SET FORTH THEREIN: THE CYCLICAL AND CAPITAL INTENSIVE NATURE OF THE INDUSTRY; PRESSURE RESULTING FROM FOREIGN AND DOMESTIC COMPETITION; REDUCTION IN DEMAND FOR THE COMPANY'S PRODUCTS AND INDUSTRY PRICING; VOLATILITY OF RAW MATERIAL COSTS, ESPECIALLY STEEL SCRAP, RESULTING IN REDUCED PROFIT MARGINS; EXCESS INDUSTRY CAPACITY RESULTING IN REDUCED PROFIT MARGINS; COST OF COMPLIANCE WITH ENVIRONMENTAL REGULATIONS; AND MANAGEMENT'S ESTIMATES OF NICHE MARKET DATA. IN ADDITION, THE FORWARD LOOKING STATEMENTS CONTAINED HEREIN ARE ALSO SUBJECT TO THE TIMELY COMPLETION OF THE MODERNIZATION AND EXPANSION PROGRAM; THE COMPANY'S ABILITY TO EFFECTIVELY INTEGRATE NEW EQUIPMENT; THE COMPANY'S ABILITY TO PENETRATE NEW MARKETS; AND MAINTENANCE OF MARGINS.


           Phone: (304) 696-8200   Phone (800) 624-3492  Fax (304) 529-1479
                    HUNTINGTON, WEST VIRGINIA  25726-2547